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                                                                     EXHIBIT 5.1

                 ROBINSON SILVERMAN PEARCE ARONSOHN & BERMAN LLP
                           1290 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10104

                                                  February 13, 2002

GameStop Corp.
2250 William D. Tate Avenue
Grapevine, Texas 76051

             Re:  GameStop Corp.
                  Registration Statement on Form S-8

Ladies and Gentlemen:

            We are rendering this opinion in connection with the registration by GameStop Corp., a Delaware corporation (the "Company"), of 15,000,000 shares (the "Shares") of its Class A Common Stock, par value $.001 per share, under the Securities Act of 1933, as amended, pursuant to the above-referenced Registration Statement (the "Registration Statement"). The Shares are reserved for issuance upon the exercise of options issued under the Company's 2001 Incentive Plan (the "Incentive Plan").

            We are familiar with the Amended and Restated Certificate of Incorporation, as amended, and the By-laws of the Company and have examined copies of the Plan, the resolutions adopted by the Company's Board of Directors, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, evidence of corporate action, certificates and other instruments, and have made such other investigations of law and fact, as we have deemed necessary or appropriate for the purposes of this opinion.

            Based on the foregoing, and upon such further investigation as we have deemed relevant, we are of the opinion that the Shares, when issued in accordance with the terms of the Incentive Plan, including payment of the applicable purchase price, will be duly authorized, validly issued, fully paid and nonassessable.

            We consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Shares and to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

                                        Very truly yours,

                                        ROBINSON SILVERMAN PEARCE
                                          ARONSOHN & BERMAN LLP